SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Tab Products Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Transcript of Investor Conference Call Held by Tab Products Co. on Friday, September 21, 2001 at 1:00 CDT

    OPERATOR:  Good morning. My name is Mashesta (PHONETIC) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Tab Products Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad, and questions will be taken in the order they are received. If you would like to withdraw your question, simply press star, then the number two on your telephone keypad. Thank you. Mr. Ampulski, you may begin your conference.

    AMPULSKI:  Thank you, Mashesta. And good afternoon to almost everyone. And those of you that are on the West Coast, good morning. I'm sitting here in the conference room in the corporate headquarters in Vernon Hills with Don Hotz, our CFO, and we're joined by other members of the management team. Obviously, many things have happened to the company since our last stockholders' conference call on June 28th, and we wanted to provide you with a summary of the key items—provide you with an update on our turnaround program, and give you an opportunity to ask any questions that you might have. But before we begin, I would like to advise everyone of the SEC recommendations for discussions of this nature, and have Don Hotz provide that introduction.

    HOTZ:  Thank you, Gary. Today's presentation will contain some forward-looking statements which reflect the company's current judgments on these issues. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this meeting, other important factors which could cause actual results to differ materially are contained in the company's annual report and proxy statement, and Securities and Exchange Commission filings on Forms 10K, 10Q and Form 8K.

    AMPULSKI:  Thanks, Don. And at this time, would you just bring everybody up to date on the most recent press release?

    HOTZ:  Yes.  On September 20th, the company announced and reported revenues of $28.5 million for the first quarter of its fiscal year 2002. This was a decline of $1.7 million or about 5.7% from the first quarter of fiscal 2001. The company incurred a net loss of 0.8 million or 15 cents loss per share, compared to a net loss of 3.1 million or 60 cents loss per share in the corresponding quarter of the previous fiscal year. The net loss of 15 cents per share was better than the loss of 17 to 20 cents per share the company projected in its Form 8K filed on June 20, 2001 describing the company's turnaround plan. The pre-tax operating loss of 1.4 million in the first quarter included additional expenses of 400,000 or 5 cents per share after tax related to the on-going proxy contest initiated by Thaddeus Jaroszewicz. The operating loss of $1 million before these additional costs is substantially better than the normalized operating loss of 3.1 million in the prior year's first quarter. The prior year first quarter operating loss of 4.5 million included a one-time pre-tax charge of 1.4 million related to the retirement of the company's former CEO. The decrease in revenues was primarily attributable to a decline in service revenue and lower sales from the company's international operations. Such declines were due to a greater emphasis on higher margin core products, including filing supplies and mobile filing systems. Gross margins improved 3.5 percentage points compared to the prior year's first quarter on the improved mix of products combined with lower costs and slightly higher prices. The company had $12 million in cash and short-term securities at August 31, 2001 compared to 8.8 million at May 31, 2001, and remains debt free. The tangible net book value was $7.17 per share at August 31, 2001 compared to $7.27 per share on May 31, 2001. I then went on to say we continue to see the benefit of the cost reduction programs initiated in the fourth quarter of last year. The company has now shown back to back improvements in the normalized operating results of 46% and 59%, respectively, over the last two quarters. The press release then went on to say that the company previously announced on September 17, 2001 that its board of directors has authorized management to make discretionary purchases of up to 10% of its outstanding stock over the next twelve months at market prices.

    AMPULSKI:  Thanks, Don. I have a couple of comments and we have Hans Wolf who has joined us on the conference call, calling in from California, and I'm sure Hans will have some comments as well. I think it's a very welcome sight to see the gross margins going up and the SG&A ratios coming down. As a matter of fact, we are on the SG&A improvement side, 6.4 percentage points better than the prior year period. I think we would have been even better if we were not funding this proxy contest. While we commented in the press release that our proxy costs were $400,000 more than planned, we actually spent over $500,000 in the quarter, and we still beat our projections that were published in our turnaround plan. So I think we are making some pretty good progress there. Like everyone else in this country, we are obviously deeply saddened by the events of last week, and our heartfelt condolences go out to everyone who has family, friends or acquaintances that were personally affected by the tragedy. We did have a number of people that worked for our professional services organization located in the World Trade Center Complex, and fortunately, all of them got out safely. And like many companies, we are still assessing the damage this event will have on our business. However, as best we can tell at this time, we believe the impact will be short-term, perhaps limited to this quarter only. We have initiated discussions with the board on our longer term strategic direction for the business, and have very strong indicators that there is significant opportunity for growth through both customer and market share and continued improved margins due to better sales productivity, product mix and order entry processes. I would like to just briefly remind everyone of the number of communications that we sent out over the quarter and kind of put in context any questions that you might have. Obviously, in July, as we had anticipated, we announced the receipt of our federal tax refund which was consistent with our communication in the conference call that we had, and that was a result of our accelerated filings. We received a refund of $4.5 million. This was better than expected, and as Don has reported, our cash position now stands at 12 million as of the end of August. We sent out a letter to the shareholders urging them not to make a decision on the proxy until they had received important information from us regarding the company. The board has appointed two major stockholders to the Tab board of directors. We are very happy to have Warren Lichtenstein of Steel Partners from New York and David Wright of the Henry Investment Trust from Philadelphia now on our board. One thing that we did also announce was the notification of the withdrawal of a proposal to put the company up for sale by William Steiner of Steiner Investments. And earlier this week we mailed out the annual report, the proxy materials, and a letter from us regarding the proxy recommendations. So that on top of the stock buy-back and other decisions that the board is very actively involved in—I think we're making some very, very good progress. Hans, do you have some comments before we open this up for questions?

    WOLF:  Just briefly. Let me first of all say a word of welcome to our two new directors. David Wright was able to participate in yesterday's quarterly board meeting and really made some very valuable contributions. Warren and David were both in Vernon Hills today for a thorough briefing on the company's history and current situation. So we're very pleased to have them as board members, and know that they will represent shareholders fully and help the board increase value for all shareholders. Secondly, I want to say that the board is very pleased with what management is currently doing. The turnaround plan is currently ahead of schedule. It has the board's full support. We are looking not just in the short-term, but looking strategically with management at the long-term opportunities for the company.

    AMPULSKI:  Thanks, Hans. Mashesta, perhaps you could open the lines up for questions at this time.

    OPERATOR:  At this time I would like to remind everyone, if you would like to ask a question, press star, then the number one on your telephone keypad. If you are on a speaker phone, please pick up the handset before asking your question. Hold one moment for your first question. The first question comes from Steven Bayern from WIN Capital.

    BAYERN:  Hi, guys. I would—where should I start? Okay. I'm a bit confused in terms of—the company has stated in the past that its best hope is to break even. So irrespective of what you had sent in your latest proxy materials, why would the management of the company continue to believe that they need to operate the company versus literally trying to sell it at this point in time? Point number two, not too long ago the stock was two, when Ted, and Warren for that matter, and myself—I represent indirectly and directly approximately 200,000 shares—were able to buy stock in the $2.00 range, the company didn't think it was cheap at two, but certainly believes it's cheap now at four or above in terms of its buy-back plan. The company will simultaneously cancel its cash distribution, which was a long-term dividend, and then reinstitute a buying program. Point three, I need to know what the Docucon purchase was all about because that seems to have basically faded into oblivion as far as I could tell. And the last point is I would like either Hans or the new management to try to stipulate rather—the buy-back, the appointments of the board of the two new people seems to be a ploy really just to keep management in control, not benefit the stockholders. So I would like you to comment on that as well.

    AMPULSKI:  OK, well, there were four questions there. The first question, as I understand it, was why do we continue to operate the company instead of sell it.

    BAYERN:  Right. Your best stipulation is that you're going to break even in 2002 as of the last conference call. That's your quote.

    AMPULSKI:  That's correct, and that's part of our turnaround plan. You may recall that the losses last year were over $19 million. Some of those were one-time hits. But basically, we're in the middle of a $10 million turnaround for the company. I think the belief of the board and certainly the management team is that the company would certainly be worth a lot more to a potential buyer if it were profitable.

    BAYERN:  Well, then let me just infuse another question. Is it the opinion of the management and the board that the company is on the block for sale going forward?

    AMPULSKI:  No, we are not on the block for sale going forward at this time.

    WOLF:  And let me just add, Steve, that the turnaround plan calls for the company to be break-even for the year, recognizing that in the first quarter, even though we were better than our 8K projection, it was still in a loss position. That means that in the second half of the year, we're going to show positive, and going to show real profits, and be on a curve that we can project further growth in both revenue and in profitability going forward. And that puts us in a much better position either to continue to operate the company or to see whether there is a greater strategic value for our shareholders in finding a buyer. The board is not committed to either course of action at this point, but wants to demonstrate the true value of the company. Let me also just answer your last question—whether the addition to our board of two significant, substantial stockholders is just a ploy to keep management in power, and that is definitely not the case. Our goal is to increase value for all shareholders, not to entrench ourselves. And because we've very much committed to that, we modified our by-laws to permit shareholders holding 25% of the company's stock to call an annual meeting after February 1st for any purpose. So they can throw the rascals out after February 1st. We are not trying to entrench ourselves.

    BAYERN:  I really do find it odd—the buy-back coming after Ted's proxy contest. I just—I find it awkward.

    WOLF:  The buy-back—

    BAYERN:  I've been on a number of boards. It certainly—if it wasn't cheap at two, Hans, how could it be cheap above four?

    WOLF: It takes two things to make a buy-back. One, it takes a reasonable price for the buy-back, but it also takes money. And when the stock was at two, our cash position was much more tenuous. By stemming the losses, by obtaining—

    BAYERN:  The stock wasn't two all that long ago. And I don't think—

    WOLF:  You can go back and check our cash position. We were much, much lower. We're now at 12 million, and it's a reasonable use of the company's assets to help all stockholders.

    BAYERN:  I appreciate your comments, Hans. You answered my question.

    WOLF:  There was a question about Docucon.

    AMPULSKI:  About Docucon—basically, the Docucon operation has been scaled back. We planned the business this year at a break-even level given the existing backlog of orders that we had for this fiscal year so that anything that would come in during the year would generate a profit for that product line. And so that's where we are. We believe that the scanning efforts that that particular operation provides to the marketplace is valuable to our future, and we're in the process right now of integrating that business into the core sales organization.

    BAYERN:  Okay. Let me ask you one other question while I have your ear. Ted owns approximately 6.6% if I have my numbers right. And the proxy contest won't be complete until after October 24th. If in fact he loses, is there any intention of bidding him for his shares? Is that what this 10% is all about? I'm trying to rationalize why the company would waste its money buying its shares here when it's not even operating at break-even. And if in fact he is bid for his shares, you could add an additional 200,000 shares. I wouldn't be a happy camper if you bid him for his shares and he lost without having some other selective stockholders notified.

    WOLF:  Right. We do not plan to bid for shares. We have an ongoing stock purchase program under which we can buy small amounts in accord with SEC regulations on a daily basis, and we can buy blocks that are offered to us. We do not plan to bid or tender for shares. If blocks are offered to us at the prevailing market prices, the company will consider purchasing them.

    BAYERN:  Okay. Thank you.

    AMPULSKI:  Any other questions?

    OPERATOR:  Your next question comes from Ted Jaroszewicz from Hamilton Sorter.

    JAROSZEWICZ:  I have two questions. One, Don can you tell me what your selling, general administrative run rate is right now? I estimated it to be about 12 million to 12.4 million a quarter.

    HOTZ:  Ted, that's pretty close. Total SG&A is running just a little over $12 million for the quarter.

    JAROSZEWICZ:  My second question is your income tax benefit is a million two thirty on an operating loss of a million three fifty-one, which would suggest that your taxable loss is much greater than a million three fifty-one. Can you shed some light on that?

    HOTZ:  Actually, you may be off just one line, Ted. The tax benefit is actually only 431,000—

    JAROSZEWICZ:  Oh, I'm sorry. You're correct.

    HOTZ:  —which is roughly a 35% tax rate.

    JAROSZEWICZ:  Okay. My two other comments were there was $7 million of cash at November 30th and the company has not made any offers to me to buy this stock nor do we have any agreements to that effect, so I just wanted to clarify that for that particular stockholder.

    AMPULSKI:  Any other questions?

    OPERATOR:  I would like to remind everyone, if you wish to ask a question, press star, then the number one on your telephone keypad at this time. There are no questions at this time.

    AMPULSKI:  Well, thank you very much all of you for joining us. I think based on the communication that we have had that we in fact have demonstrated a commitment and a sense of urgency to doing what must be done. We realize that obviously we still have a long way to go, but as I have told the board, we believe the first quarter results and our actions to date indicate that our momentum has shifted and we are on the turnaround path to recovery. As Don has pointed out, this is the second consecutive quarter where we have significantly improved earnings over previous quarters and for the prior year's period. We're beating the numbers, communicating with stockholders, and making changes to corporate governance and buying back stock, which are all, in my view, very strong implications and positive confidence in our turnaround plan and future value creation. We believe that as a result of that you should vote in favor of our proposals, and vote positively on the white proxy card that you are going to be receiving sometime this week. We're looking forward to seeing all of you at the annual meeting here in Vernon Hills next month on October 16th. And as I indicated before, I believe that the patient is now out of surgery and our vital signs are good. I believe that after this quarter we will be out of intensive care. But as you all know, everything is still being monitored very closely. If all goes according to plan, next quarter we will be looking forward to the day when we successfully run a marathon again. So I thank you for your confidence and your support, and we'll see you next month. Thank you.

    OPERATOR:  Thank you. You may all disconnect.